News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-457-9082	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Closing of the Acquisition of Remington Outdoor Company’s Ammunition and Accessories Assets

Anoka, MN, October 13, 2020 — Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of products in the outdoor sports and recreation markets, today announced the successful closing of the acquisition of certain assets related to Remington Outdoor Company’s ammunition and accessories businesses, and related intellectual property for a gross purchase price of $81.4 million. Vista Outdoor expects the transaction to be accretive to earnings, excluding transaction and transition costs, in Fiscal Year 2022. For calendar year 2019, aggregate net sales by the Remington ammunition and accessories brands were approximately $200 million.

Chris Metz, Chief Executive Officer, said, “The migration back to nature and into the outdoors is the future. The combination of beloved ammunition brands created by this transaction will benefit shooting sports enthusiasts, outdoor recreation retailers and Vista Outdoor for many years to come. We look forward to welcoming the people of Remington and leveraging our collective passion, scale, manufacturing infrastructure, distribution channels and Centers of Excellence to bring Remington products to more consumers.

“During the past three years, we have transformed the Vista Outdoor Ammunition business unit into a stronger, more nimble and more profitable operation. Today, our Ammunition business unit’s operational expertise and efficiency are major competitive advantages, enabling Vista Outdoor to rapidly respond to increased demand in ways that other ammunition manufacturers simply can’t match. As we ramp into the fall hunting season, we are pleased to offer hunting and shooting sports enthusiasts everywhere the best the market has to offer. Our mission at Vista Outdoor is to be a powerhouse of passionate outdoor sports and recreation brands. Remington is an amazing fit. We are excited and honored to now offer the Remington brand and the iconic green box to our customers,” concluded Metz.

Vista Outdoor acquired select assets related to Remington’s ammunition and accessories businesses, including Remington’s Lonoke, Arkansas manufacturing facility and the Remington brand and trademarks. Vista Outdoor used a combination of approximately $51 million of cash on hand and approximately $30 million from its asset-based revolving credit facility to complete this transaction. The acquisition was approved by the United States Bankruptcy Court for the Northern District of Alabama.

The transaction supports the company’s strategy of pursuing strategic and accretive acquisitions that generate long-term shareholder value.

Houlihan Lokey Capital, Inc. served as transaction and financial advisor and Reed Smith LLP served as legal advisor to Vista Outdoor in connection with the transaction.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The Company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions;  general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.